Exhibit 99

Press Release



                           Contact:         Michael Johns
                                            Vice President, Communications
                                            Gentiva Health Services
                                            3 Huntington Quadrangle, 2S
                                            Melville, NY  11747
                                            (631) 501-7442
                                            michael.johns@gentiva.com

                  Investor Contact:         John J. Collura
                                            Executive Vice President, Chief
                                            Financial Officer and
                                            Treasurer
                                            Gentiva Health Services
                                            (631) 501-7437


FOR IMMEDIATE RELEASE


     Gentiva Health Services Intends to Challenge Ohio Judgment


     Melville, N.Y., May 21, 2001--Gentiva Health Services (Nasdaq: GTIV), the nation's leading provider of specialty pharmaceutical and home health care services, today announced that it intends to vigorously pursue appellate challenges to a May 17, 2001 judgment entered by the Court of Common Pleas for Mahoning County, Ohio, which, among other things, denied defendants' post-trial motions.

     In this age discrimination lawsuit, first filed in 1998, a jury returned a verdict on November 22, 2000 in favor of the plaintiff against defendants Olsten Health Services Corp. and Olsten Corporation (the former parent company of Gentiva Health Services), consisting of $675,000 in compensatory damages, $30 million in punitive damages and an undetermined award of attorneys' fees.

     In its May 17 judgment, which the company received today, the trial court denied defendants' post-trial motions for judgment notwithstanding the verdict, a new trial and remittitur; denied the parties' respective motions to correct the November 28, 2000 judgment entry; awarded plaintiff the reduced sum of $247,938 in attorneys' fees; and directed defendants to post by June 2, 2001 either an appellate bond or a letter of credit in the full amount of the judgment.

     Responding to the May 17 judgment, Gentiva today announced that it believes it has strong grounds for appealing the trial court's decisions and intends to vigorously pursue its appellate challenges. Gentiva also announced that it would, in the meantime, comply with the court order to post either appellate bond or a letter of credit in accordance with the May 17 ruling.

     In connection with Gentiva Health Services' split-off from Olsten Corporation in March 2000, Gentiva agreed to assume all liabilities of Olsten Corporation arising out of its health services business and to indemnify Olsten Corporation for such liabilities, including any that may be finally upheld in this lawsuit.

     Gentiva today has filed Form 8-K with the Securities and Exchange Commission (SEC) in connection with the May 17 judgment.

     Gentiva Health Services (Nasdaq: GTIV), a Fortune 1000 company, is the nation's leading provider of specialty pharmaceutical and home health care services. With more than 300 locations in the United States, the company had approximately $1.5 billion in 2000 revenues. For more information, visit Gentiva's Web site,
                                     --end--

     Information contained in this news release, other than historical information, should be considered forward-looking, and is subject to various risk factors and uncertainties. For instance, the company's strategies and operations involve risks of competition, changing market conditions, changes in laws and regulations affecting its industries and numerous other factors discussed in this release and in the company's filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those anticipated in any forward-looking statements.